Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements 333-21745, 333-39225, 333-67925 and 333-89816 on Form S-8 of BWAY Corporation of our report dated November 1, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to BWAY Corporation’s proposed merger), appearing in this Current Report on Form 8-K dated November 8, 2002 of BWAY Corporation.

Deloitte & Touche LLP
Atlanta, Georgia
November 8, 2002